Exhibit 10.3

THE VALSPAR CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

FOR GARY E. HENDRICKSON

This RESTRICTED STOCK AGREEMENT (“Agreement”) is made to be effective as of the 1st day of June, 2011 (the “Grant Date”), between The Valspar Corporation, a Delaware corporation (the “Company”), and Gary E. Hendrickson, an employee of the Company or subsidiary thereof (“Employee”).

The Company desires to provide the Employee with a long term incentive to continue the Employee’s services to the Company through his retirement or other separation from service after attaining the age 60, or earlier as specified herein, and through his proprietary interest, to increase his participation in the success of the Company and its subsidiaries. This Agreement is granted under the terms of the Company’s 2009 Omnibus Equity Plan (the “Plan”).

THEREFORE, IT IS, AGREED:

1.             Issuance of Restricted Stock Units.  Subject to the terms and conditions set forth below in this Agreement, the Company grants to the Employee, as additional compensation for services, and the Employee accepts from the Company, a grant  of Restricted Stock Units (“RSUs”) representing the equivalent number (rounded to the nearest whole share) of shares of the Company’s Common Stock, $.50 par value per share equal to Four Million Dollars ($4,000,000.00) divided by the average closing price of the Company’s Common Stock on the New York Stock Exchange for the ten trading sessions immediately prior to the Grant Date. The Company shall notify the Employee of the number of Restricted Stock Units granted immediately after the Grant Date.  The number of RSUs shall increase as provided in Section 5, shall vest as enumerated in Section 2, and shall be paid as provided in Section 6.

2.             Vesting.  Except as otherwise provided in this Section, the Employee’s rights in and to the RSUs shall become 100% vested upon the earliest of the following dates or events to occur:

a.	On September 13, 2016, if the Employee is employed by the Company on that date;

b.	On the date of the Employee’s death while employed with the Company with Vanessa Hendrickson (the “Spouse”) surviving;

c.	On the date the Employee is determined to be disabled under the Company’s long term disability plan for entitlement to benefits thereunder;

d.	On the date of a Change in Control of the Company (as defined in Section 3 below), if the Employee is employed by the Company on that date; or

e.	In the event of involuntary Separation from Service (as defined in Section 7 below) other than for “cause” as that term in defined below.

If the employment of the Employee shall terminate for any reason prior to the earliest date or event provided in subsection a. through e. above, all RSUs shall be forfeited to the Company, without payment to the Employee therefor.  In the event of the Employee’s death without his Spouse surviving, no payment shall be due or owing under this Agreement.  Notwithstanding any earlier vesting as provided above, the Employee shall have no rights in or to the RSUs or a payment under this Agreement if the Employee is terminated for Cause (as defined in Section 4 below), which for purposes of this Agreement means the Employee’s involuntary Separation from Service from the Company or a Subsidiary as a result of an illegal act, gross insubordination or willful violation of a policy of the Company or a Subsidiary.

3.             Change in Control.  Change in Control means any of the following:

a.

any individual, entity, or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of at least twenty percent (20%) but less than fifty percent (50%) of the voting stock of the Company in a transaction that is not previously approved by the Board of Directors of the Company;

b.	any individual, entity, or group becomes a Beneficial Owner, directly or indirectly, of at least fifty percent (50%) of the voting stock of the Company;

c.

the persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence;

d.

any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company's shareholders immediately prior to the combination will not immediately after the combination own at least fifty percent (50%) of the voting securities of the business resulting from the combination;

e.	the sale, lease, exchange, or other transfer of all or substantially all the assets of the Company to any individual, entity, or group not affiliated with the Company;

f.	the liquidation or dissolution of the Company; or

g.	the occurrence of any other event by which the Company no longer operates as an independent public company.

4.             Cause.  “Cause” means:

a.

the willful and continued failure of the Employee to perform substantially the Employee’s duties as established from time to time by the Board of Directors of the Company (the “Board”) (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Employee by the Board of Directors of the Company that specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties, or

b.	the willful engaging by the Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this definition, no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Board, or (ii) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

5.             Dividend Equivalents on RSUs.  During the period prior to the earlier of the Employee’s Separation from Service or death, the number of RSUs credited under this Agreement shall increase equal to the per share dividends or other cash distributions paid to the holders of the Common Stock of the Company multiplied by the number of RSUs credited under this Agreement as of the record date for payment of such dividend or other cash distribution (the “Dividend Equivalents”).  The increase in the number of RSUs shall be determined by dividing the amount of each such Dividend Equivalent by the closing price of a share of Common Stock of the Company on the New York Stock Exchange on such record date, and such additional RSUs (rounded to the nearest whole share) shall be credited as of such date. Any RSUs credited as a Dividend Equivalent shall thereafter be subject to the terms of this Agreement to the same extent as the RSUs giving rise to the Dividend Equivalents.

6.             Payment of RSUs.  Except as provided in the next sentence, the Company shall pay to the Employee (or in the event of death, to his Spouse) the value as determined in this Section 6 of the RSUs credited to the Employee under this Agreement on the first business day following sixty calendar days after the Employee’s Separation from Service as defined in Section 7 or death. If the Employee is a “specified employee” as determined by the Company in accordance with Treas. Reg. §1.409A-1(i) on the date of the Employee’s Separation from Service, payment shall be made on the first business day following the date that is six months after the Employee’s Separation from Service, or the date of death, if earlier.  The amount to be paid shall be the number of whole RSUs credited to the Employee under this Agreement multiplied by the average of the high and low price for a share of Common Stock on the New York Stock Exchange on the date of the Employee’s Separation from Service as defined in Section 7 or death, together with interest from that date to the date of payment based on the average of the published rate on ten-year Treasury notes sold during the ten business days ending immediately prior to such Separation from Service or death, as applicable. The amount so determined and interest shall be paid in cash, and the Employee shall not be entitled to a distribution of shares of Common Stock in the Company in settlement of the Company’s obligations under this Agreement. In the event of the Employee’s death with his Spouse surviving, the payment shall be made to the Spouse. Neither the Company nor the Employee or Spouse shall accelerate or defer the time or schedule of the payment of the RSUs, or the amount scheduled to be paid, except as permitted under Internal Revenue Code §409A and regulations and guidance promulgated thereunder (“Code §409A”), other than in connection with a domestic relations order.

7.             Separation from Service.  Separation from Service means the Employee’s termination of employment with the Company as defined in this Section 7, other than as a result of death. The Employee incurs a termination of employment that constitutes a Separation from Service if the Board of Directors of the Company (the “Board”) reasonably anticipate either that the Employee will not perform any additional services after a certain date for the Company and any other entity with which the Company is considered a single employee under Code §414(b) or (c) (the “Company Group”), or that the Employee’s level of bona fide services for the Company Group as an employee or independent service provider will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (“average prior service”). The services of the Employee solely as a non-employee director of the Board or the board of any member of the Company Group will not be considered in determining whether the Employee has incurred a Separation from Service of the Company Group. The Board will determine whether the Employee has incurred a Separation from Service based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii).

8.             Changes in Capital Structure of the Company.  The number of RSUs held by the Employee for which payment pursuant to Section 6 has not been made shall be adjusted equitably by the Company in the event of (i) a subdivision or combination of the shares of capital stock of the Company, (ii) a dividend payable in shares of capital stock of the Company, (iii) a reclassification of any shares of capital stock of the Company, or (iv) any other change in the capital structure of the Company. Such adjustment shall be made as if each RSU represented an issued and outstanding share of Common Stock of the Company as of the date of such adjustment. Any additional RSUs credited to the Employee as a result of any of the foregoing events shall continue to be subject to the terms of this Agreement to the same extent as the RSUs giving rise to the right to receive such additional RSUs.

9.             Withholding.  The Employee agrees to pay to the Company, when due, any amount necessary to satisfy applicable federal, state and local withholding tax requirements with respect to the RSUs and the payment provided in Section 6. The Employee may elect, subject to the approval of the Company, to satisfy the withholding, including any tax withholding prior to the date of payment as provided in Section 6, in whole or in part, by having the Company withhold out of the amount payable under this Agreement or other compensation due and owing to the Employee. In the event taxes are withheld prior to payment, the number of whole RSUs shall be reduced based on the closing price of a share of Common Stock on the date of payment of such taxes.

10.          Employment of Employee.  Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ the Employee, and this Agreement shall not affect in any way the right of the Company or its subsidiaries to terminate the employment of the Employee at any time for any reason. The Company shall have the right to reduce or recoup amounts due under this Agreement, but only to the extent such reduction or recoupment is specifically required by any federal or Delaware law or regulation with respect to amounts due under this Agreement.

11.          General Creditor.  The RSUs represent an unfunded promise to issue pay cash or cash equivalents in the future and neither the Employee nor Spouse shall have any rights other than as a general creditor of the Company with respect to the payment of the value of the RSUs as provided in this Agreement.  Neither the Employee nor the Spouse shall sell, transfer, pledge, assign or otherwise encumber any of the RSUs, whether voluntarily, involuntarily or by operation of law. Any purported transfer, pledge or encumbrance of such RSUs shall be void and unenforceable against the Company, and no purported transferee shall acquire any right or interest with respect to the RSUs or the payment therefor as a result.

12.          Rights of Stockholder.  The Employee shall not have any rights of a stockholder of the Company with respect to the RSUs, including the right to vote and, except as provided in Sections 4 and 7 above, to receive any dividends or other distributions paid or made with respect to the Common Stock of the Company.

13.          Burden and Benefit.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Employee and the Spouse.

14.          Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to the principles of rules of any jurisdiction with respect to conflict of laws.

15.          Incorporation of Plan.  Except to the extent specifically provided in this Agreement, this grant shall be subject to and governed by the terms and conditions of the Plan, which shall be incorporated as though fully set forth herein. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

16.          Application of Code 409A.  The RSUs shall constitute Deferred Compensation and this Agreement shall be administered and interpreted in a manner consistent with the requirements of Code §409A. Notwithstanding anything herein to the contrary, if and solely to the extent that any provision of this Agreement does not comply with Code §409A, the Board of Directors shall have the authority, without the consent of the Employee, to modify this Agreement to the extent the Board determines necessary to avoid any portion of the RSUs being subject to the excise tax under Code §409A, maintaining to the maximum extent practicable the original intent of the affected provisions.

17.          Entire Agreement; Modification.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties of this Agreement with respect to the RSUs, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to the RSUs other than as set forth in this Agreement. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the RSUs. Except as provided in Section 14, any change in, or modification of, this Agreement shall be valid only if in writing and signed by the parties to this Agreement.

18.          Notices.  Any and all notices provided for in this Agreement shall be addressed:  (i) if to the Company, to the principal executive office of the Company to the attention of the Secretary, and (ii) if to the Employee, to the address of the Employee as reflected in the records of the Company.

19.          Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if that invalid or unenforceable provision were omitted.

                IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement to be effective as of the Grant Date.

Accepted and Confirmed:	THE VALSPAR CORPORATION

/s/ Gary E. Hendrickson	By	/s/ Rolf Engh
Gary E. Hendrickson		Rolf Engh
	Its	Executive Vice President